EXHIBIT 99.1
Press Contact:
Siobhan MacDermott
McAfee, Inc.
Siobhan_macdermott@mcafee.com
(408) 346-3783 office
(415) 299-2945 mobile
Investor Contact:
Kelsey Doherty
Kelsey_doherty@mcafee.com
(646) 728-1494 office
(917) 842-0334 mobile
MCAFEE, INC. ANNOUNCES CREATION OF RESERVE FOR SETTLEMENT WITH
SECURITIES AND EXCHANGE COMMISSION
     SANTA CLARA, Calif., September 29, 2005 – McAfee, Inc. (NYSE: MFE), the leader in Intrusion Prevention and Security Risk Management, today announced that it has reserved $50 million in connection with a potential settlement of an investigation by the Securities and Exchange Commission (SEC). The Company had announced in March 2002 that the SEC had begun a formal investigation in connection with its results in the year 2000 and prior periods. The proposed settlement would, among other things, require the Company to pay a $50 million penalty, a portion of which may be designated for use for a Fair Fund, as authorized under the Sarbanes-Oxley Act. Although the Company has been advised that the Staff of the SEC will recommend acceptance of the proposal, the Commission remains free to accept or reject it.
About McAfee, Inc.
McAfee, Inc., headquartered in Santa Clara, California, and the global leader in Intrusion Prevention and Security Risk Management, delivers proactive and proven solutions and service s that secure systems and networks around the world. With its unmatched security expertise and commitment to innovation, McAfee empowers home users, businesses, the public sector, and service providers with the ability to block attacks, prevent disruptions, and continuously track and improve their security. www.mcafee.com.
Caution Concerning Forward-Looking Statements
Statements in this release regarding the settlement are forward-looking. The settlement is subject to approval by the Commission and the courts. There can be no assurance that the settlement will be approved as preliminarily agreed to by the Company and the staff.
# # #
NOTE: McAfee and VirusScan are registered trademarks or trademarks of McAfee, Inc. and/or its affiliates in the US and/or other countries. The color red in connection with security is distinctive of McAfee brand products. All other registered and unregistered trademarks herein are the sole property of their respective owners. © 2005 McAfee, Inc. All Rights Reserved.